Exhibit 99.(N)(2)

APPENDIX A

TO THE AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

Amended June 29, 2011, March 8, 2013, and September 10, 2014

BBH TRUST

Designations of Series Offering Multiple Classes of Shares

The Series of the BBH Trust having multiple classes of shares and the specific designations thereof, are as follows:

BBH Core Select	Class N Shares Class I Shares Retail Class
BBH International Equity Fund	Class N Shares Class I Shares
BBH Limited Duration Fund	Class N Shares Class I Shares
BBH Money Market Fund	Regular Shares Institutional Shares
BBH Intermediate Municipal Bond Fund	Class N Shares Class I Shares Retail Class
BBH Global Core Select	Class N Shares Retail Class
BBH Core Bond Fund	Class N Shares Class I Shares